CORRECTION –– DCP MIDSTREAM PARTNERS CORRECTS ADJUSTED NET INCOME
PER UNIT IN SECOND QUARTER 2009 EARNINGS RELEASE

•	Reported Earning Unchanged

DENVER – Aug. 7 – DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, is reissuing its earnings release announcing its financial results for the second quarter of 2009 to correct the “adjusted net income per unit” calculation for the three and six months ended June 30, 2009.  No other amounts in the earnings release were affected.  For the three months ended June 30, 2009, “adjusted net income per unit,” a non-GAAP financial measure, was incorrectly reflected as $0.31 and the correct “adjusted net income per unit” should have been $0.27.  For the six months ended June 30, 2009, the “adjusted net income per unit” was incorrectly reflected as $0.86 and the correct “adjusted net income per unit” should have been $0.91.

The complete corrected text of the earnings release is shown below:

DCP MIDSTREAM PARTNERS REPORTS SECOND QUARTER 2009 RESULTS

•	Delivers 1.0x distribution coverage in the second quarter and 1.2x year to date

DENVER – DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three and six months ended June 30, 2009. The table below reflects 2009 and 2008 results on a consolidated basis and 2008 results as originally reported.

SECOND QUARTER AND YEAR TO DATE HIGHLIGHTS

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	As Reported in 2008	2009	2008	As Reported in 2008
	(Unaudited) (Millions, except per unit amounts)
Net loss attributable to partners	$(42.1)	$(153.1)	$(159.3)	$(21.0)	$(153.0)	$(165.8)
Net loss per unit	$(1.41)	$(5.67)	$(5.67)	$(0.86)	$(6.36)	$(6.36)
Adjusted EBITDA*	$32.4	$34.0	$25.9	$72.6	$79.4	$62.5
Adjusted net income attributable to partners*	$12.1	$17.2	$11.0	$33.0	$45.9	$33.1
Adjusted net income per unit*	$0.27	$0.28	$0.28	$0.91	$1.02	$1.02
Distributable cash flow*	$23.2	$29.0	$23.2	$50.6	$68.0	$55.1

* Denotes a financial measure not presented in accordance with U.S. generally accepted accounting principles, or GAAP. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measures under “Reconciliation of Non-GAAP Financial Measures” below.

In April 2009, the Partnership completed the acquisition of an additional 25.1 percent interest in DCP East Texas Holdings, LLC, or East Texas, from DCP Midstream, LLC, which results in the Partnership owning a 50.1 percent interest in East Texas. Prior to this transaction the Partnership accounted for its interest in East Texas under the equity method. As a result of our owning in excess of 50 percent, and because the transaction was between entities under common control, we are required to present results of operations, including all historical periods, on a consolidated basis.  In addition, results are presented as originally reported in 2008 for comparative purposes.

Additionally, note that while the Partnership hedges the majority of its commodity risk, the portion of East Texas owned by DCP Midstream is unhedged.  As such, the Partnership’s consolidated results depict 75 percent of East Texas unhedged in all periods prior to the second quarter of 2009 and 49.9 percent of East Texas unhedged for all periods subsequent to the first quarter of 2009.

Adjusted EBITDA of $32.4 million for the three months ended June 30, 2009, as compared to $34.0 million for the three months ended June 30, 2008, reflects the addition of our Michigan system, reduced operating costs, continued strong results from our wholesale propane logistics segment, and favorable cash settlements from commodity derivatives, more than offset by the impacts of lower commodity prices as well as lower processing margins and gas throughput volumes at certain of our natural gas assets. Adjusted EBITDA of $72.6 million for the six months ended June 30, 2009, as compared to $79.4 million for the six months ended June 30, 2008, also includes the impact from operational downtime at our Discovery, Wyoming and East Texas assets in the first quarter of 2009.

DISTRIBUTION AND DISTRIBUTABLE CASH FLOW

On July 28, 2009, the Partnership announced a quarterly distribution of $0.60 per limited partner unit, consistent with the prior quarter. Our distributable cash flow of $23.2 million for the three months ended June 30, 2009 provided a 1.0 times distribution coverage ratio for the quarter. Year to date distributable cash flow of $50.6 million provided a 1.2 times distribution coverage ratio for the year to date.

The Partnership received a cash distribution from Discovery for the second quarter of 2009 in June, which reflects a change in Discovery’s LLC Agreement to make cash distributions for a given quarter in that same quarter.

CEO PERSPECTIVE

“We are pleased that we delivered 1.2 times year to date distribution coverage in a challenging business environment,” said Mark Borer, president and CEO of the Partnership. “We remain focused on optimizing our asset portfolio, including continued cost reduction and cash flow improvements to mitigate the impact of the reduced commodity price and drilling environment. In the second quarter, we completed our drop down of an additional 25.1 percent interest in East Texas, completed a gathering pipeline expansion at East Texas, and commenced flow on the Tahiti offshore platform at Discovery. We are delivering on all the business plan commitments we made last December and are positioning the Partnership for the future.”

OPERATING RESULTS BY BUSINESS SEGMENT

Natural Gas Services — Adjusted segment EBITDA of $34.5 million for the three months ended June 30, 2009, as compared to $38.5 million for the three months ended June 30, 2008, reflects the addition of our Michigan system, reduced operating costs, and favorable cash settlements from commodity derivatives, more than offset by the impacts of lower commodity prices as well as lower processing margins and gas throughput volumes, primarily at our East Texas and North Louisiana assets.

Adjusted segment EBITDA of $59.0 million for the six months ended June 30, 2009, as compared to $86.2 million for the six months ended June 30, 2008 also includes the impact from operational downtime at our Discovery, Wyoming and East Texas assets in the first quarter of 2009.  Results for the first six months of 2008 reflect a much stronger commodity price, drilling, and processing environment than the same period in 2009.

Segment operating and maintenance expense decreased $1.9 million for the three months ended June 30, 2009 and $3.8 million for the six months ended June 30, 2009. The 12% decrease in expenses for each period was driven by our cost reduction efforts, partially offset by the addition of our Michigan system.

Wholesale Propane Logistics — Adjusted segment EBITDA increased from $1.4 million for the three months ended June 30, 2008 to $3.5 million for the three months ended June 30, 2009. For the six months ended June 30, adjusted segment EBITDA increased from $4.6 million in 2008 to $26.4 million in 2009. Increased unit margins in the second quarter of 2009 more than offset an approximate four percent decrease in volumes compared to the same period in 2008. Year to date 2009 results reflect an increase in unit margins, approximately $6.0 million of which is attributable to the sale of inventory that was previously written down. Year to date results also reflect a five percent increase in volumes.

NGL Logistics — Adjusted segment EBITDA was $1.5 million and $2.9 million for the three and six months ended June 30, 2009, respectively, as compared to adjusted segment adjusted EBITDA of $1.9 million and $4.0 million for the three and six months ended June 30, 2008, respectively. Results for the 2009 quarter and year to date reflect lower throughput volumes at connected processing plants compared to the same periods in 2008. Year to date 2009 volumes also include the impact from ethane rejection at certain connected processing plants early in the first quarter. Those plants have since resumed ethane extraction.

CORPORATE AND OTHER

General and administrative expenses for the three and six months ended June 30, 2009 reflect our cost reduction efforts and the addition of the Michigan system, as compared to the same periods in 2008. Increased depreciation and amortization expense and net interest expense for the three and six months ended June 30, 2009, reflect additional debt for the addition of the Michigan system and organic project spending.

COMMODITY DERIVATIVE ACTIVITY

We utilize mark-to-market accounting treatment for our commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing our commodity derivative instruments based on futures pricing at the end of the period creates an asset or liability and associated non-cash gain or loss. Realized gains or losses from cash settlement of the derivative contracts occur monthly as our physical commodity sales are realized or when we rebalance our portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of our commodity derivative instruments do not affect our distributable cash flow.

For the three and six months ended June 30, 2009, derivative activity and total revenues included a non-cash loss of approximately $54 million in each period and current period hedge settlements received of $8 million and $14 million, respectively. This compares to non-cash losses of $170 million and $199 million and hedge settlement payments of $17 million and $26 million for the three and six months ended June 30, 2008, respectively. While our earnings will continue to fluctuate as a result of the volatility in the commodity markets, our commodity derivative contracts help to stabilize distributable cash flows.

CAPITALIZATION

Our credit facility of $825 million is comprised of a revolver and term loan that mature in June 2012. At June 30, 2009, we had $603 million outstanding under our revolver. We also had $35 million of term loan outstanding, fully secured by restricted investments serving as collateral. Due to the fully secured status of the term loan, balances outstanding are netted from total long-term debt to calculate our leverage ratio. Our leverage ratio pursuant to our credit facility for the quarter ended June 30, 2009, was approximately 3.7x.

Our liquidity is comprised of available capacity under our revolver and the collateral securing our term loan that may be used to fund organic capital expenditures or acquisitions. Our available liquidity at June 30, 2009, was approximately $222 million.

We mitigate a substantial portion of our interest rate risk with interest rate swaps which reduce our exposure to market rate fluctuations by converting variable interest rates to fixed interest rates. As of June 30, 2009, we had $575 million of our revolver debt converted to fixed rates through June 2012. Our weighted average cost of debt under our revolving credit facility, including interest rate swaps, as of June 30, 2009, was 4.5 percent.

EARNINGS CALL

DCP Midstream Partners will hold a conference call to discuss second quarter results on Friday, Aug. 7, 2009, at 10 a.m. ET. The dial-in number for the call is 800-860-2442 in the United States or 412-858-4600 outside the United States. A live Webcast of the call can be accessed on the investor information page of DCP Midstream Partners’ Web site at http://www.dcppartners.com. The call will be available for replay until 9 a.m. ET on Aug. 17, 2009, by dialing 877-344-7529, in the United States or 412-317-0088 outside the United States. The conference number is 432333. A replay and transcript of the broadcast will also be available on the Partnership’s Web site.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the following non-GAAP financial measures: distributable cash flow, adjusted EBITDA, adjusted segment EBITDA, adjusted net income attributable to partners, and adjusted net income per unit. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. Our non-GAAP financial measures should not be considered in isolation or as an alternative to our financial measures presented in accordance with GAAP, including net income or loss, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by us may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.

We define distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, proceeds from divestiture of assets, noncontrolling interest on depreciation, net changes in operating assets and liabilities, and other adjustments to reconcile net cash provided by or used in operating activities. Maintenance capital expenditures are capital expenditures made where we add on to or improve capital assets owned, or acquire or construct new capital assets, if such expenditures are made to maintain, including over the long term, our operating capacity. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices. Distributable cash flow is used as a supplemental liquidity measure by our management and we believe by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess our ability to make cash distributions to our unitholders and our general partner.

We define adjusted EBITDA as net income or loss attributable to partners less interest income and non-cash commodity derivative gains, plus interest expense, income tax expense, depreciation and amortization expense and non-cash commodity derivative losses, adjusted for any noncontrolling interest on depreciation and amortization expense, and income tax expense. The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by the Partnership for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices. We define adjusted segment EBITDA for each segment as segment net income or loss attributable to partners less interest income and non-cash commodity derivative gains for that segment, plus interest expense, income tax expense, depreciation and amortization expense and non-cash commodity derivative losses for that segment, adjusted for any noncontrolling interest on depreciation and amortization expense, and income tax expense for that segment. Our adjusted EBITDA equals the sum of our adjusted segment EBITDAs, plus general and administrative expense.

Adjusted EBITDA and adjusted segment EBITDA are used as supplemental liquidity and performance measures by our management and we believe by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•
the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, make cash distributions to our unitholders and general partner, and finance maintenance expenditures;

•	financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure; and

•	viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We define adjusted net income attributable to partners as net income attributable to partners, plus non-cash derivative losses, less non-cash derivative gains. Adjusted net income per unit is then calculated from adjusted net income attributable to partners.  These non-cash derivative losses and gains result from the marking to market of certain financial derivatives used by the Partnership for risk management purposes that we do not account for under the hedge method of accounting. Adjusted net income attributable to partners and adjusted net income per unit are provided to illustrate trends in income excluding these non-cash derivative losses or gains, which may or may not be realized in future periods when derivative contracts are settled, due to fluctuating commodity prices.

ABOUT DCP MIDSTREAM PARTNERS

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

CAUTIONARY STATEMENTS

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are:

•
the extent of changes in commodity prices, our ability to effectively limit a portion of the adverse impact of potential changes in prices through derivative financial instruments, and the potential impact of price on natural gas drilling, demand for our services, and the volume of NGLs and condensate extracted;

•	general economic, market and business conditions;

•
the level and success of natural gas drilling around our assets, the level of gas production volumes around our assets and our ability to connect supplies to our gathering and processing systems in light of competition;

•	our ability to grow through acquisitions, contributions from affiliates, or organic growth projects, and the successful integration and future performance of such assets;

•
our ability to access the debt and equity markets, which will depend on general market conditions, inflation rates, interest rates and our ability to effectively limit a portion of the adverse effects of potential changes in interest rates by entering into derivative financial instruments, and our ability to comply with the covenants to our credit agreement;

•	our ability to purchase propane from our principal suppliers for our wholesale propane logistics business;

•
our ability to construct facilities in a timely fashion, which is partially dependent on obtaining required building, environmental and other permits issued by federal, state and municipal governments, or agencies thereof, the availability of specialized contractors and laborers, and the price of and demand for supplies;

•	the creditworthiness of counterparties to our transactions;

•	weather and other natural phenomena, including their potential impact on demand for the commodities we sell and the operation of company owned and third-party-owned infrastructure;

•	changes in laws and regulations, particularly with regard to taxes, safety and protection of the environment, including climate change legislation, or the increased regulation of our industry;

•	our ability to obtain insurance on commercially reasonable terms, if at all, as well as the adequacy of the insurance to cover our losses;

•
industry changes, including the impact of consolidations, increased delivery of liquefied natural gas to the United States, alternative energy sources, technological advances and changes in competition; and

•	the amount of collateral we may be required to post from time to time in our transactions.

Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

DCP MIDSTREAM PARTNERS, LP
FINANCIAL RESULTS AND
SUMMARY BALANCE SHEET DATA
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	As Reported in 2008	2009	2008	As Reported in 2008
	(Millions, except per unit amounts)
Sales of natural gas, propane, NGLs and condensate	$173.7	$510.8	$318.5	$430.8	$1,008.0	$681.2
Transportation, processing and other	24.2	20.8	14.0	44.5	40.0	26.1
Losses from commodity derivative activity, net	(45.9)	(187.3)	(186.6)	(38.9)	(224.4)	(223.7)
Total operating revenues	152.0	344.3	145.9	436.4	823.6	483.6
Purchases of natural gas, propane and NGLs	(148.3)	(446.4)	(287.8)	(365.2)	(877.6)	(617.5)
Operating and maintenance expense	(17.1)	(19.3)	(11.0)	(33.3)	(37.3)	(21.6)
Depreciation and amortization expense	(16.3)	(13.0)	(9.0)	(30.9)	(25.7)	(17.5)
General and administrative expense	(7.1)	(7.8)	(5.3)	(15.7)	(15.4)	(10.8)
Other	—	1.5	1.5	—	1.5	1.5
Total operating costs and expenses	(188.8)	(485.0)	(311.6)	(445.1)	(954.5)	(665.9)
Operating loss	(36.8)	(140.7)	(165.7)	(8.7)	(130.9)	(182.3)
Interest expense, net	(6.9)	(5.9)	(6.1)	(14.0)	(12.3)	(12.6)
Earnings from equity method investments	3.7	7.1	13.4	2.6	17.8	30.6
Income tax expense	—	(0.3)	—	(0.1)	(0.6)	—
Net income attributable to noncontrolling interests	(2.1)	(13.3)	(0.9)	(0.8)	(27.0)	(1.5)
Net loss attributable to partners	$(42.1)	$(153.1)	$(159.3)	$(21.0)	$(153.0)	$(165.8)
Net (income) loss attributable to predecessor operations	—	(6.2)	—	1.0	(12.8)	—
General partner interest in net income or net loss	(2.7)	(0.7)	(0.7)	(5.9)	(3.4)	(3.4)
Net loss allocable to limited partners	$(44.8)	$(160.0)	$(160.0)	$(25.9)	$(169.2)	$(169.2)

Net loss per limited partner unit—basic and diluted	$(1.41)	$(5.67)	$(5.67)	$(0.86)	$(6.36)	$(6.36)

Weighted-average limited partner units outstanding—basic and diluted	31.7	28.2	28.2	30.0	26.6	26.6

	June 30, 2009	December 31, 2008
	(Millions)

Cash and cash equivalents	$4.6	$61.9
Other current assets	117.3	153.5
Restricted investments (a)	35.1	60.2
Property, plant and equipment, net	973.9	882.7
Other long-term assets	260.5	261.4
Total assets	$1,391.4	$1,419.7

Current liabilities	$130.5	$163.2
Long-term debt (a)	638.0	656.5
Other long-term liabilities	57.4	37.2
Partners’ equity	351.6	395.1
Noncontrolling interests	213.9	167.7
Total liabilities and equity	$1,391.4	$1,419.7

(a) Long-term debt includes $35 million and $60 million outstanding on the term loan portion of our credit facility as of June 30, 2009 and December 31, 2008, respectively. These amounts are fully secured by restricted investments.

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	As Reported in 2008	2009	2008	As Reported in 2008
	(Millions, except per unit amounts)
Reconciliation of Non-GAAP Financial Measures:
Net loss attributable to partners	$(42.1)	$(153.1)	$(159.3)	$(21.0)	$(153.0)	$(165.8)
Interest expense, net	6.9	5.9	6.1	14.0	12.3	12.6
Depreciation, amortization and income tax expense, net of noncontrolling interest	13.5	10.8	8.7	25.8	21.4	17.0
Non-cash commodity derivative mark-to-market	54.1	170.4	170.4	53.8	198.7	198.7
Adjusted EBITDA	32.4	34.0	25.9	72.6	79.4	62.5
Interest expense, net	(6.9)	(5.9)	(6.1)	(14.0)	(12.3)	(12.6)
Depreciation, amortization and income tax expense, net of noncontrolling interest	(13.5)	(10.8)	(8.7)	(25.8)	(21.4)	(17.0)
Other	0.1	(0.1)	(0.1)	0.2	0.2	0.2
Adjusted net income attributable to partners	12.1	17.2	11.0	33.0	45.9	33.1
Maintenance capital expenditures, net of reimbursable projects	(1.5)	(2.2)	(1.4)	(8.9)	(3.0)	(1.9)
Distributions from equity method investments, net of losses and earnings, respectively	(1.2)	3.3	4.9	0.4	4.0	6.9
Depreciation and amortization, net of noncontrolling interest	13.5	10.7	8.7	25.8	21.1	17.0
Proceeds from divestiture of assets	0.3	—	—	0.3	—	—
Distributable cash flow	$23.2	$29.0	$23.2	$50.6	$68.0	$55.1

Adjusted net income attributable to partners	$12.1	$17.2	$11.0	$33.0	$45.9	$33.1
Net (income) loss attributable to predecessor operations	—	(6.2)	—	1.0	(12.8)	—
General partner interest in net income	(3.4)	(3.0)	(3.0)	(6.6)	(6.0)	(6.0)
Adjusted net income allocable to limited partners	$8.7	$8.0	$8.0	$27.4	$27.1	$27.1

Adjusted net income per unit	$0.27	$0.28	$0.28	$0.91	$1.02	$1.02

Net cash provided by operating activities	$20.8	$11.5	$(12.4)	$51.3	$70.8	$12.7
Interest expense, net	6.9	5.9	6.1	14.0	12.3	12.6
Distributions from equity method investments, net of losses and earnings, respectively	1.2	(3.3)	(4.9)	(0.4)	(4.0)	(6.9)
Net changes in operating assets and liabilities	(46.4)	(135.4)	(132.4)	(40.4)	(168.1)	(153.4)
Net income attributable to noncontrolling interests, net of depreciation and income tax	(4.9)	(15.8)	(1.2)	(6.0)	(31.9)	(2.0)
Non-cash commodity derivative mark-to-market	54.1	170.4	170.4	53.8	198.7	198.7
Other, net	0.7	0.7	0.3	0.3	1.6	0.8
Adjusted EBITDA	32.4	34.0	25.9	72.6	79.4	62.5
Interest expense, net	(6.9)	(5.9)	(6.1)	(14.0)	(12.3)	(12.6)
Maintenance capital expenditures, net of reimbursable projects	(1.5)	(2.2)	(1.4)	(8.9)	(3.0)	(1.9)
Distributions from equity method investments, net of losses and earnings, respectively	(1.2)	3.3	4.9	0.4	4.0	6.9
Other	0.4	(0.2)	(0.1)	0.5	(0.1)	0.2
Distributable cash flow	$23.2	$29.0	$23.2	$50.6	$68.0	$55.1

DCP MIDSTREAM PARTNERS, LP
SEGMENT FINANCIAL RESULTS AND OPERATING DATA
AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	As Reported in 2008	2009	2008	As Reported in 2008
	(Millions, except as indicated)
Natural Gas Services Segment:
Financial results:
Segment net loss attributable to partners	$(32.1)	$(141.6)	$(150.4)	$(19.0)	$(134.5)	$(152.2)
Non-cash commodity derivative mark-to-market	54.0	170.2	170.2	53.9	201.2	201.2
Depreciation and amortization expense	15.4	12.4	8.4	29.3	24.4	16.2
Noncontrolling interest on depreciation and income tax	(2.8)	(2.5)	(0.3)	(5.2)	(4.9)	(0.5)
Adjusted segment EBITDA	$34.5	$38.5	$27.9	$59.0	$86.2	$64.7

Operating and financial data:
Natural gas throughput (MMcf/d)	1,108	980	835	1,051	980	831
NGL gross production (Bbls/d)	28,584	30,659	23,769	25,208	31,702	24,480
Operating and maintenance expense	$14.5	$16.4	$8.1	$27.7	$31.5	$15.8

Wholesale Propane Logistics Segment:
Financial results:
Segment net income attributable to partners	$3.0	$0.9	$0.9	$25.8	$6.5	$6.5
Non-cash commodity derivative mark-to-market	0.1	0.2	0.2	(0.1)	(2.5)	(2.5)
Depreciation and amortization expense	0.4	0.3	0.3	0.7	0.6	0.6
Adjusted segment EBITDA	$3.5	$1.4	$1.4	$26.4	$4.6	$4.6

Operating and financial data:
Propane sales volume (Bbls/d)	13,912	14,442	14,442	25,502	24,178	24,178
Operating and maintenance expense	$2.4	$2.7	$2.7	$5.1	$5.4	$5.4

NGL Logistics Segment:
Financial results:
Segment net income attributable to partners	$1.1	$1.6	$1.6	$2.1	$3.3	$3.3
Depreciation and amortization expense	0.4	0.3	0.3	0.8	0.7	0.7
Adjusted segment EBITDA	$1.5	$1.9	$1.9	$2.9	$4.0	$4.0

Operating and financial data:
NGL pipelines throughput (Bbls/d)	26,850	34,286	34,286	25,409	33,081	33,081
Operating and maintenance expense	$0.2	$0.2	$0.2	$0.5	$0.4	$0.4

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